UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

APPLE REIT EIGHT, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-53175	20-8268625
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Eight, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01.	Other Events.

On March 13, 2012, the Company, through two of its wholly owned subsidiaries, entered into a Credit Agreement (the “Credit Agreement”) with KeyBank National Association. KeyBank National Association, as lead bank or agent, may assign interests in the Credit Agreement to other lending institutions. The Credit Agreement provides for an unsecured revolving credit facility of $60 million with a maturity date of March 13, 2013. Interest will be payable monthly on the outstanding balance based on an annual rate of either one-month LIBOR plus 3.0% or the Prime Rate plus 2.0%, at the Company’s option. The Company will be required to pay a quarterly fee at an annual rate of 0.35% on the average unused balance of the credit facility. Under the terms and conditions of the Credit Agreement, the Company may make voluntary prepayments in whole or in part, at any time. The Company has the right, upon satisfaction of certain conditions including covenant compliance and payment of an extension fee, to extend the maturity date to March 13, 2014.

At closing the Company borrowed approximately $48 million under the credit facility to pay all outstanding balances and extinguish its previously existing $75 million and $20 million credit facilities, and transaction costs. The remaining balance available under the credit facility will be used for general corporate purposes, including capital expenditures, redemptions and distributions.

 The Credit Agreement contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility.

The foregoing summary does not purport to be a complete statement of the terms and conditions under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Eight, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

March 19, 2012